Exhibit 10.2

BRUNSWICK CORPORATION

These TERMS AND CONDITIONS OF EMPLOYMENT (the “Agreement”) made in Lake County, Illinois, as of _______, 2006 (the “Effective Date”), between Brunswick Corporation, a Delaware corporation with its headquarters at 1 N. Field Court, Lake Forest, Illinois, 60045 (the “Company”), and [NAME] (the “Executive”).

W I T N E S S E T H :

[WHEREAS, since ___________, the Executive has been employed by the Company, pursuant to an offer letter dated _______________, an Indemnification Agreement dated _________________, a Change of Control Agreement dated ___________________, and an Executive Severance and Change of Control Agreement dated _________________ (collectively, the “Initial Agreement”)]; and

WHEREAS, the Company desires to be assured of the Executive’s experience, skills, knowledge, and background for the benefit of the Company, and the efficient achievement of the long-term strategy of the Company, and is therefore willing to continue the Executive’s employment upon the terms and conditions, and in consideration of the compensation and benefits, provided herein; and

WHEREAS, as is the case with many publicly held corporations, a change in control might occur and such possibility may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Company desires to take appropriate steps to reinforce and encourage the continued attention and dedication of members of management, including the Executive, to their assigned duties without distraction arising from the possibility of a change in control of the Company; and

WHEREAS, the Company desires to have the Executive agree to provisions relating to noncompetition and nonsolicitation and certain other provisions contained herein, and the Executive is willing to agree to such provisions in consideration for the additional severance benefits to which he may become entitled under the terms of this Agreement.

THEREFORE, in consideration of the foregoing and the agreements of the parties described below, the parties agree that the Initial Agreement is hereby amended and restated in its entirety to provide as follows (it being understood that this Agreement supersedes the Initial Agreement in whole and is the controlling agreement between the parties):

1.  Definitions. For purposes of this Agreement, capitalized terms used in this Agreement shall have the meanings indicated in Appendix I to this Agreement.

2.  Employment and Duties.

(a)  Position. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, under the title of [TITLE]. The Executive shall have such authority, duties, and responsibilities as are commensurate with such position on the terms and conditions set forth in this Agreement, and shall directly report to the _______________________.

(b)  Performance of Duties. Subject to the provisions of Section 6, below, Executive shall diligently perform his duties as [TITLE] or as may otherwise be directed by the Chief Executive Officer, and agrees to use his reasonable best efforts to perform his duties faithfully and efficiently.

(c)  Other Duties; Related Companies. The Executive agrees to serve, as requested, as an officer or director of any Related Company, and shall receive no additional compensation for such service.

3.  Agreement Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and shall continue until terminated in accordance with Section 14 below. The Company shall employ the Executive for a period of time beginning on the Effective Date and continuing for as long as the Executive retains the confidence of the Chief Executive Officer, it being the express understanding that the Executive is an “employee at will,” subject only to the protections provided by the specific terms of this Agreement. Subject to the terms and conditions set forth in this Agreement, the Chief Executive Officer may remove the Executive as [TITLE] and assign him to other duties within the Company or terminate his employment.

4.  Executive’s Compensation and Benefits. As remuneration to the Executive for his services to the Company hereunder, the Company shall compensate the Executive as provided in this Section 4 during the Term. Executive acknowledges and agrees that Section 15 of this Agreement is expressly applicable to any form of compensation or benefit provided to Executive.

(a)  Base Salary. The Executive’s annual base salary (“Base Salary”) shall be $_______ commencing on the Effective Date and, except as it may be modified in accordance with this Section 4 by action of the Committee, continuing throughout the Term. The Base Salary shall be payable in conformity with the Company’s then-current payroll practices, as modified from time to time. The Base Salary will be reviewed annually during the Term in accordance with Company’s usual salary review process for executive officers. Effective as of the date of any adjustment in the Executive’s Base Salary, the Base Salary as so adjusted shall be considered the new Base Salary for all purposes of this Agreement. Any adjustments in Base Salary shall be determined by the Committee and communicated by memorandum to the Executive from the Chief Executive Officer. Each such memorandum shall be included in Appendix II of this Agreement and shall form a part of the Agreement.

(b)  Brunswick Performance Plan. For each calendar year during the Term, the Executive shall be eligible to participate in the Brunswick Performance Plan (“BPP”) and any and all successor or replacement plans as may be determined by the Board or the Committee (“Annual Bonus”). During the Term, the Executive’s target Annual Bonus for each full calendar year shall be determined by the Committee in accordance with the terms of the BPP, as in effect from time to time (“Target Annual Bonus”). During the Term, the performance goals to be achieved, and the extent to which those goals have been achieved for purposes of calculating the amount of the actual payment as a percentage of the Target Annual Bonus, will be determined by the Committee or as delegated to the Chief Executive Officer. The amount of any award under BPP shall be reviewed and approved by the Committee and communicated by memorandum to the Executive from the Chief Executive Officer. Each such memorandum shall be included in Appendix II of this Agreement and shall form a part of the Agreement. Executive acknowledges and agrees that the payment of the Annual Bonus is subject to the Company’s stock ownership guidelines for corporate officers, as in effect from time to time, pursuant to which Executive is currently required to own __________ shares of Company stock.

(c)  Strategic Incentive Plan. During the Term, the Executive shall be eligible to participate in the Brunswick Strategic Incentive Plan (“SIP”) and any and all successor or replacement plans, as may be determined by the Board or the Committee (“SIP Bonus”). During the Term, the Executive’s target SIP Bonus for each full calendar year shall be determined by the Committee in accordance with the terms of the SIP, as in effect from time to time (“Target SIP Bonus”). During the Term, the performance goals to be achieved, and the extent to which those goals have been achieved for purposes of calculating the amount of the actual payment as a percentage of the SIP Bonus, will be determined by the Committee or as delegated to the Chief Executive Officer. The amount of any award under SIP shall be reviewed and approved by the Committee and communicated by memorandum to the Executive from the Chief Executive Officer. Each such memorandum shall be included in Appendix II of this Agreement and shall form a part of the Agreement. Executive acknowledges and agrees that the payment of the SIP Bonus is subject to the Company’s stock ownership guidelines for corporate officers, as in effect from time to time, pursuant to which Executive is currently required to own __________ shares of Company stock.

(d)  Equity-Based Awards. For each calendar year during the Term, the Executive shall be eligible to participate in and receive equity-based awards under the Company’s 2003 Stock Incentive Plan, and any and all successor or replacement plans as may be determined by the Board or the Committee (collectively, “Incentive Plan”). Any such future awards when made will be set forth in a memorandum to the Executive from the Chief Executive Officer. Each such memorandum shall be included in Appendix II of this Agreement and shall form a part of the Agreement.

(e)  Financial Counseling Services. The Executive shall be entitled to receive financial counseling services from a qualified provider of financial counseling services selected by the Company. The Company shall pay the financial counseling service provider directly. The Executive shall be responsible for any Income Tax due on imputed income for financial counseling services.

(f)  Health and Welfare Benefits. The Executive shall be entitled to participate in all Company-sponsored health and welfare benefits offered to similarly situated senior executives, including health, dental, vision, term life insurance (except for the basic life insurance component thereof) and annual executive physical examination, and any and all successor or replacement benefits as may be determined by the Board or the Committee.

(g)  Executive Life Insurance. The Executive shall be entitled to participate in the Company’s life insurance plan for senior executives (formerly the “Split Dollar Life Insurance Plan”) under the terms and conditions described in a Memorandum dated ________________ and incorporated herein by reference.

(h)  Vacation. The Executive shall earn pro rata four (4) weeks of paid vacation each calendar year, to be earned and taken as generally provided for other similarly situated senior executives of the Company. Earned but unused vacation shall be paid upon termination. The Executive shall also be entitled to such personal days and paid holidays as are generally available to other similarly situated senior executives of the Company.

(i)  Deferred Compensation Plans. The Executive shall be entitled to participate in the Brunswick Rewards Plan, the Company’s 2005 Automatic Deferred Compensation Plan, its 2005 Elective Deferred Incentive Compensation Plan, and its Restoration Plan, and any and all successor or replacement plans as may be determined by the Board or the Committee.

(j)  Retirement Plan. Executive is entitled to any vested benefits he currently holds under the Brunswick Salaried Pension Plan.

(k)  Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by the Executive in connection with the performance of his duties hereunder, in accordance with Company policies for similarly situated senior executives.

(l)  Aircraft and Boat Usage; Product Programs; Excess Liability. The Executive shall be entitled to (i) use of the Company’s aircraft and watercraft, (ii) excess liability coverage, (iii) obtain Company products under the Executive Product Program, and (iv) make purchases through the Employee Purchase Program, in accordance with the terms and conditions in effect from time to time.

5.  Restrictive Covenants. The Executive acknowledges that during employment with the Company or a Related Company, the Executive has and will acquire, develop and have access to confidential and proprietary information that belongs to the Company or the Related Company. This information takes years and extensive resources to develop, is valuable to the Company or the Related Company and provides the Company or the Related Company with a competitive edge. In consideration of employment or continued employment, Executive knowingly and voluntarily agrees to the following restrictions and further acknowledges and agrees that they are reasonably designed to protect the Company or the Related Company interests and good will, and will not unduly restrict Executive’s post-employment activities.

(a)  Noncompetition; Nonsolicitation; Nondisparagement. The following provisions shall apply:

(i.)  During the Executive’s employment and during the eighteen (18) month period immediately following termination of Executive’s employment (regardless of the reason for the termination of employment), without the prior written consent of the Company, (i) the Executive shall not directly or indirectly be employed or retained by, or render any services for, or be financially interested in any manner, in any person, firm or corporation engaged in any business which is then materially competitive in any way with any business in which the Company or any Related Company was engaged (including any program of development or research) during the Executive’s employment; (ii) the Executive shall not divert or attempt to divert any business from the Company or a Related Company; (iii) the Executive shall not disturb or attempt to disturb any business relationships of the Company or any Related Company; and (iv) the Executive shall not assist any person in any way to do, or attempt to do, anything prohibited by the preceding clauses (i), (ii) and (iii).

(ii.)  In furtherance of Section 5(a)(i) above, the Executive shall promptly notify the Company through the Company’s General Counsel and Chief Human Resources Officer (or their respective representatives), in advance in writing (which shall include a description of the proposed activity) of his intention to engage in any activity which could reasonably be deemed to be subject to the noncompetition provision set forth in Section 5(a)(i). The Company’s General Counsel or Chief Human Resources Officer (or one of their respective representatives) shall respond to the Executive in writing within thirty (30) calendar days indicating its approval or objections to the Executive’s engagement in the activity; provided, however, that if the Company’s General Counsel or Chief Human Resources Officer (or one of their respective representatives) does not respond to or request additional information from the Executive within such thirty (30) day period, the Company’s approval shall be deemed to be granted. If the Executive fails to notify the Company of his intended activity in advance, the Company shall retain all its rights of objections. Nothing in this Agreement shall be construed as preventing the Executive from investing his personal assets in any business that competes with the Company, in such form or manner as will not require any services on the part of the Executive in the operation or affairs of the business in which such investments are made, but only if the Executive does not own or control more than two percent of any class of the outstanding stock of such business, and such stock is listed on a national securities exchange or is quoted on the National Market System of NASDAQ.

(iii.)  For the eighteen (18) month period following termination of Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, (A) solicit, recruit or hire any individual who is employed by the Company or any Related Company (or was so employed within 180 calendar days prior to the Executive’s solicitation, recruitment or hiring), (B) solicit or encourage any employee of the Company or any Related Company to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or a Related Company, or (C) initiate discussion with any such employee for any such purposes or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity; provided, however, that nothing herein shall prohibit the Executive from generally advertising for personnel not specifically targeting any executive or other personnel of the Company.

(iv.)  During the Executive’s employment with the Company and thereafter, Executive will not make any comment or statement or engage in any other behavior that in any way disparages or is otherwise detrimental to the reputation and goodwill of the Company, any Related Company, or any director, officer, executive, or agent of the Company or any Related Company; provided, however, that nothing herein shall be interpreted as prohibiting Executive from making truthful statements, including statements of opinion, to Company directors, officers, auditors or regulators or when required by a court or other body having jurisdiction to require such statements.

(b)  Confidentiality. The following provisions shall apply:

(i.)  Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that the Executive has express written authorization from the Company, he will keep secret and confidential all Confidential Information (as defined below), and not disclose the same, either directly or indirectly, to any other person, firm, or business entity, or use it in any way. The Executive agrees that, to the extent that any court or agency seeks to have the Executive disclose Confidential Information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such required disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or a Related Company that may be subject to attorney-client privilege as to the Company or an affiliate’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(ii.)  Upon his termination of employment with the Company for any reason, the Executive shall promptly return to the Company any keys, credit cards, passes, confidential documents and material, or other property belonging to the Company, and shall return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies or electronic versions thereof) containing Confidential Information or relating to the business or proposed business of the Company or any Related Company or containing any trade secrets relating to the Company or any Related Company, except any personal diaries, calendars, rolodexes or personal notes or correspondence.

(iii.)  For purposes of this Agreement, the term “Confidential Information” means all non-public information concerning the Company and any Related Company that was acquired by or disclosed to the Executive during the course of his employment with the Company or a Related Company, or during discussions between the Executive and the Company or any Related Company following his termination of employment arising out of his employment or this Agreement, including, without limitation: (A) all of the Company’s or any Related Company’s “trade secrets” as that term is used in the Illinois Trade Secrets Act (or, if that Act is repealed, the Uniform Trade Secrets Act upon which the Illinois Trade Secrets Act is based); (B) any non-public information regarding the Company’s or a Related Company's directors, officers, employees, customers, equipment, processes, costs, operations and methods, whether past, current or planned, as well as knowledge and data relating to business plans, marketing and sales information originated, owned, controlled or possessed by the Company or a Related Company; and (C) information regarding litigation and threatened litigation involving or affecting the Company or a Related Company.

(c) Assistance with Claims. The Executive agrees that, consistent with the Executive’s business and personal affairs, during and after his employment by the Company, he will assist the Company and any Related Company in the defense of any claims or potential claims that may be made or threatened to be made against any of them in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), and will assist the Company and any Related Company in the prosecution of any claims that may be made by the Company or any Related Company in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company. Executive agrees, unless precluded by law, to promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. Executive also agrees, unless precluded by law, to promptly inform the Company if Executive is asked to assist in any investigation (whether governmental or private) of the Company or any Related Company (or their actions), regardless of whether a lawsuit has then been filed against the Company or any Related Company with respect to such investigation. The Company agrees to reimburse Executive for all of Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for Executive’s service.

(d) The payments, benefits, and other entitlements under this Agreement are being made in consideration of, among other things, the obligations of this Section 5 and, in particular, compliance with Sections 5(a) and (b) of this Agreement; provided, however, that all such payments, benefits, or other entitlements pursuant to Section 6 of the Agreement are subject to and conditioned upon the Executive’s entering into the Release and Agreement referred to in Section 6(h) of this Agreement.

(e) Remedies. In the event of any material breach by the Executive of the provisions of Sections 5(a) or (b) of this Agreement (i) the Company shall be relieved of all obligations to make any further payments to the Executive pursuant to Sections 4 and 6 of this Agreement or otherwise under any incentive compensation plan of the Company or a Related Company, (ii) all outstanding equity-based awards held by the Executive shall be immediately forfeited and (iii) subject to the following provisos, the Executive will be required to pay the Company, in cash, within five business days after written demand is made therefor by the Company, an amount equal to any gain realized as a result of the exercise or vesting of equity awards during the period commencing twelve months prior to the date that the material breach began and ending on the date of payment; provided, however, that no forfeiture, cancellation, or repayment shall take place with respect to any payments, benefits, or entitlements under this Agreement or any other award agreement, plan, or practice, unless the Company shall have first given the Executive written notice of its intent to so forfeit, cancel, or require repayment and the Executive has not, within thirty (30) calendar days after such notice has been given, ceased such impermissible Competitive Activity or other activity in violation of this Agreement; and provided further, however, that such prior notice procedure shall not be required with respect to (A) a Competitive Activity or violation of Section 5(b) of this Agreement which the Executive initiated after the Company had informed the Executive in writing that it believed such activity violated this Agreement or the Company’s noncompetition guidelines, or (B) any Competitive Activity regarding products or services which are part of a line of business which the Executive knew or should have known represented more than five percent (5%) of the Company’s consolidated gross revenues for its most recently completed fiscal year at the time the Executive’s employment is terminated.

6.  Termination Provisions.

(a)  Severance Benefits. Prior to a change in control, if the Company terminates the Executive’s employment for any reason other than Long-Term Disability or Cause, or if the Executive resigns for Good Reason, subject to Section 6(h), the Executive shall be entitled to:

(i.)  Severance payments in an aggregate amount equal to the sum of (x) one and one-half (1.5) times Executive’s then-current Base Salary (disregarding any reduction in salary made in contemplation of such termination of employment), (y) one and one-half (1.5) times the Company’s profit-sharing, 401(k) match and other Company contributions made on behalf of the Executive to the Company’s tax-qualified and nonqualified defined contribution plans during the 12-month period prior to the date of termination, and (z) such amount, if any, as may be determined by the Chief Executive Officer in his sole discretion based on the Executive’s Target Annual Bonus under the BPP (“Total Severance Payment”). In the event that the Total Severance Payment becomes due to the Executive under this Agreement, subject to Section 7, such payment shall be made in equal installments over the 18-month period following the date that the release described in Section 6(h) becomes effective and irrevocable (the “Release Effective Date”). Notwithstanding anything to the contrary in this paragraph, in the event that the Executive will attain age 65 prior to the 18-month anniversary of the date of termination, the Total Severance Amount shall be reduced to a level determined by multiplying the amount of such payment by a fraction, the numerator of which shall be the number of full months between the date of termination and the date the Executive will attain age 65 (and the numerator will not be reduced to reflect any six-month delay in payment that may be required pursuant to Section 7), and the denominator of which shall be 18. In addition, the period during which the Executive will receive installment payments with respect to the Total Severance Amount will also be reduced accordingly.

(ii.)  If such termination occurs prior to the payment of the Executive’s Annual Bonus payable with respect to the immediately preceding calendar year and/or SIP Bonus payable with respect to the most recently completed performance period (as that term is defined in SIP), payment of such Annual Bonus and/or SIP Bonus for such period(s), in the amount(s), and at such time(s), as he would otherwise have been entitled under the terms of the BPP and the SIP, as applicable, had employment not terminated.

(iii.)  All outstanding stock options, stock appreciation rights, restricted stock units, restricted shares and other equity-based awards (the “Equity Incentives”) held by the Executive shall be governed by the terms and conditions of the equity compensation plans and award agreements pursuant to which they were granted.

(iv.)  The Executive shall be entitled to Company-provided continuation of medical, dental, vision and prescription coverage, but not Long-Term Disability coverage (the “Benefits”) (on either an insured or a self-insured basis, in the sole discretion of the Company) for the Executive and his “Eligible Dependents” (as determined under the terms of the Company’s health and welfare benefit plans in effect as of the date of termination), on substantially the same terms of such coverage that are in existence immediately prior to the Executive’s date of termination (subject to commercial availability of such coverage), until the earlier of: (A) the date on which the Executive becomes employed by another employer, or (B) the 18-month anniversary of the Executive’s date of termination; provided, however, that such coverage shall run concurrently with any coverage available to the Executive and his Eligible Dependents under COBRA; and provided further, however, that the Executive shall immediately notify the Company if he becomes covered under Medicare or another employer’s group health plan, at which time the Company’s provision of medical coverage for the Executive and his Eligible Dependents at the subsidized rate will cease. During the continuation period, the Executive shall also continue to receive financial counseling and excess liability insurance in accordance with the Company’s policy in effect on the date of termination, as may be modified by the Company from time to time during the continuation period. The Executive shall not be entitled to any other perquisites, and his right to an executive physical examination, use of Corporate aircraft/watercraft, and participation in the Company’s product purchase programs shall terminate on the date of termination. In lieu of continuing financial counseling and excess liability insurance, the Company may, in its discretion, make a cash payment to the Executive of equal value. Notwithstanding anything to the contrary in this Section 6(a)(iv), in the event the Executive attains age 65 prior to the 18-month anniversary of his date of termination, the benefits provided for in this Section 6(a)(iv) shall cease on the date the Executive attains age 65; provided, however, that if the commencement of benefits under this Section 6(a)(iv) is delayed by six months as a result of Section 7, the Executive shall continue to receive the benefits under this Section 6(a)(iv) following attainment of age 65 solely during the period necessary to avoid a reduction in benefits as a result of the six-month delay.

(b)  Change in Control Benefits. After a Change in Control, if the Company terminates the Executive’s employment for any reason other than Cause or Long-Term Disability, or if the Executive resigns for Good Reason, subject to Section 6(h), the Executive shall be entitled to:

(i.)  Change in Control payments in a lump sum in an aggregate amount equal to three (3) times the sum of (w) the Executive’s then-current Base Salary (disregarding any reduction in salary made after the Change in Control or in contemplation of the Change in Control), (x) the Executive’s Target Annual Bonus for the year of termination or, if greater, the Target Annual Bonus for the year in which the Change in Control occurred, (y) the Executive’s targeted bonus under the SIP for the period that ended most recently prior to the Change in Control, and (z) the Company’s profit-sharing, 401(k) match and other Company contributions made on behalf of the Executive to the Company’s tax-qualified and nonqualified defined contribution plans during the 12 months prior to the date of termination (“Total Change in Control Payment”). Notwithstanding anything to the contrary in this paragraph, in the event that the Executive will attain age 65 prior to the third anniversary of the date of termination, the Total Change in Control Amount shall be reduced to a level determined by multiplying the amount of such payment by a fraction, the numerator of which shall be the number of full months between the date of termination and the date the Executive will attain age 65 (and the numerator will not be reduced to reflect any six-month delay in payment that may be required pursuant to Section 7), and the denominator of which shall be 36.

(ii.)  If such termination occurs prior to the payment of the Executive’s Annual Bonus payable with respect to the immediately preceding calendar year and/or SIP Bonus payable with respect to the most recently completed performance period (as that term is defined in SIP), payment of such Annual Bonus and/or SIP Bonus for such period(s), in the amount(s), and at such time(s), as he would otherwise have been entitled under the terms of the BPP and the SIP, as applicable, had employment not terminated.

(iii.)  Notwithstanding the terms and conditions of the equity compensation plans and award agreements pursuant to which outstanding awards were granted, upon termination of the Executive’s employment, all Equity Incentives awards held by the Executive will become fully vested and, if applicable, immediately exercisable, and will remain outstanding pursuant to their terms. All performance-based awards shall be deemed to have been earned at performance maximum levels.

(iv.)  The Executive shall be entitled to Company-provided continuation of Benefits (on either an insured or a self-insured basis, in the sole discretion of the Company) for the Executive and his Eligible Dependents, on substantially the same terms of such coverage that are in existence immediately prior to the Executive’s date of termination (subject to commercial availability of such coverage), until the earlier of: (A) the date on which the Executive becomes employed by another employer, or (B) the third anniversary of the Executive’s date of termination; provided, however, that such coverage shall run concurrently with any coverage available to the Executive and his Eligible Dependents under COBRA; and provided further, however, that the Executive shall immediately notify the Company if he becomes covered under Medicare or another employer’s group health plan, at which time the Company’s provision of medical coverage for the Executive and his Eligible Dependents at the subsidized rate will cease. During the continuation period, the Executive shall also continue to receive financial counseling and excess liability insurance in accordance with the Company’s policy in effect on the date of termination, as may be modified by the Company from time to time during the continuation period. The Executive shall not be entitled to any other perquisites, and his right to an executive physical examination, use of Corporate aircraft/watercraft, and participation in the Company’s product purchase programs shall terminate on the date of termination. In lieu of continuing financial counseling and excess liability insurance, the Company may, in its discretion, make a cash payment to the Executive of equal value. Notwithstanding anything to the contrary in this Section 6(b)(iv), in the event the Executive attains age 65 prior to the third anniversary of his date of termination, the benefits provided for in this Section 6(b)(iv) shall cease on the date the Executive attains age 65; provided, however, that if the commencement of benefits under this Section 6(b)(iv) is delayed by six months as a result of Section 7, the Executive shall continue to receive the benefits under this Section 6(b)(iv) following attainment of age 65 solely during the period necessary to avoid a reduction in benefits as a result of the six-month delay.

(c)  Additional Severance Benefits. In addition to any rights to which the Executive may be entitled under Section 6(a) or 6(b), above, in the event that the Executive’s employment is terminated during the Term (y) by the Company, and such termination is other than for Cause or Long-Term Disability, or (z) by the Executive for Good Reason, subject to Section 6(h), the Executive shall be entitled to the services of a Company-paid and Company-approved outplacement or career transition consultant in accordance with the Company’s current practices for senior executives in effect as of the date of termination; provided, however, that commencement of such transition counseling services, if desired, must begin prior to the first anniversary of the date of termination.

(d)  Benefits Upon Termination Due to Death or Long-Term Disability. If, at any time during the Term, the Executive’s employment terminates as a result of the Executive’s death or Long-Term Disability, the Executive or his estate (as applicable) shall be entitled to:

(i.)  Payment of any unpaid Base Salary accrued through the date of termination and any unreimbursed business expenses incurred through the date of termination;
(ii.)  If such termination occurs prior to the payment of the Executive’s Annual Bonus payable with respect to the immediately preceding calendar year and/or SIP Bonus payable with respect to the most recently completed performance period (as that term is defined in SIP), payment of such Annual Bonus and/or SIP Bonus for such period(s), in the amount(s), and at such time(s), as he would otherwise have been entitled under the terms of the BPP and the SIP, as applicable, had employment not terminated.

(iii.)  Continuation of the ability of the Executive or the Executive’s beneficiaries (as applicable) to exercise all outstanding awards granted to the Executive under the Incentive Plan that became vested and exercisable on or prior to such date of termination in accordance with the terms and conditions of such grants.

(e)  Termination for Cause. In the event the Executive’s employment is terminated for Cause at any time during the Term, the Executive shall not receive any payments, benefits, or other amounts provided by this Agreement, other than payment of any unpaid Base Salary accrued through the date of termination and for payment of any unreimbursed business expenses incurred through the date of termination (but shall still be subject to the restrictive covenants set forth in Section 5 of this Agreement). The Executive may, however, be eligible for certain benefits under the Company’s tax-qualified pension and other employee benefit plans. Provided that the activity, facts, or circumstances that precipitated the “for Cause” determination were not (i) the result of Executive’s bad faith, or (ii) undertaken without a reasonable belief by the Executive that he was acting in the best interests of the Company or as required by applicable law, the Executive’s employment may not be terminated for Cause prior to advance written notice to the Executive containing reasonable detail of the activity, facts, or circumstances constituting Cause for termination, the actions that the Executive must take to cease such activity or cure such facts and circumstances, and a reasonable amount of time (not to exceed thirty (30) calendar days) for the Executive to effectuate such cure. All determinations relating to a “for Cause” termination shall be made by the Company in its sole discretion.

(f)  Termination Due to Voluntary Resignation Without Good Reason. In the event the Executive voluntarily resigns without Good Reason during the Term, the Executive shall not be entitled to any payments, benefits or other amounts under this Agreement, other than payment of any unpaid Base Salary accrued through the date of termination and for payment of any unreimbursed business expenses incurred through the date of termination (but shall still be subject to the restrictive covenants set forth in Section 5 of this Agreement). The Executive may, however, be eligible for certain benefits under the Company’s tax-qualified pension and other employee benefit plans.

(g)  Notification Requirements for Termination for Good Reason.

(i.)  In the event the Executive determines that Good Reason exists to terminate his employment with the Company, the Executive shall notify the Company in writing of the specific event, within sixty (60) calendar days after the date that the Executive becomes aware of the occurrence of such event, and such notice shall also include the date on which the Executive will terminate employment with the Company, which date shall be no earlier than fifteen (15) calendar days after the date of such notice; provided, however, that the Chief Executive Officer, in his sole discretion, may relieve the Executive of his duties effective immediately upon the Company’s receipt of notice provided pursuant to this Section 6(g).

(ii.)  Within thirty (30) calendar days after the Company’s receipt of such written notice, the Company shall notify the Executive that it agrees or disagrees with the Executive’s determination that the event specified in the Executive’s notice constitutes Good Reason. Notwithstanding any other provision of this Agreement, the Company’s determination whether it agrees or disagrees with the Executive’s determination that the event specified in the Executive’s notice constitutes Good Reason shall be reasonable, based on all the relevant facts and circumstances. The arbitrator in any arbitration proceeding initiated pursuant to Section 13 of this Agreement, in which the existence of Good Reason is an issue, shall be expressly empowered and directed to review, de novo, the facts and circumstances claimed by the Executive to constitute Good Reason.

(iii.)  In the event the Company notifies the Executive that it agrees with the Executive’s determination that the event specified in the Executive’s notice constitutes Good Reason, the Company, in its sole discretion, shall either (y) undertake to cure the circumstances that gave rise to Good Reason within thirty (30) calendar days of the Company’s response to Executive under Section 6(g)(ii), above, or (z) advise the Executive that his employment with the Company shall terminate on his date of termination as determined under Section 6(g)(i), above. In the event that the Executive and the Company do not agree that the action undertaken by the Company cures the circumstances that gave rise to Good Reason, the Executive shall be entitled to pursue the arbitration procedures set out in Section 13 of this Agreement. If the Executive’s claim in arbitration is ultimately concluded in the Executive’s favor, the Executive shall retain the right to receive the payments and benefits under this Agreement. If, during the two-year period following a Change in Control, the Company attempts to cure the circumstances giving rise to Good Reason, the Company shall have the burden of proof to establish that such circumstances have been cured.

(iv.)  In the event the Company notifies the Executive that it disagrees with the Executive’s determination that the event specified in the Executive’s notice constitutes Good Reason, the Executive may terminate his employment on the date specified in the notice (or such earlier date as determined by the Chief Executive Officer in his sole discretion or such later date as the Executive and the Company may mutually agree in writing) or may elect to continue his employment by so notifying the Company in writing. In either event, the Executive shall be entitled to pursue the arbitration procedures set out in Section 13 of this Agreement. If the Executive’s claim in arbitration is ultimately concluded in the Executive’s favor, the Executive shall retain the right to receive the payments and benefits under this Agreement. If, during the two-year period following a Change in Control, the Company disputes the existence of Good Reason, the Company shall have the burden of proof to establish that Good Reason does not exist.

(v.)  Notwithstanding the date on which the Executive’s termination occurs following the completion of the steps set forth in this Section 6(g), so long as an event that constitutes Good Reason occurs during the Term and the Executive delivers the written notice of termination for Good Reason to the Company at any time prior to the expiration of the Term, for purposes of the payments, benefits and other entitlements set forth in this Section 6, the termination of the Executive’s employment pursuant thereto shall be deemed to be a resignation for Good Reason during the Term.

(h)  Conditional Payments. Any payments or benefits made pursuant to this Section 6 will be subject to and conditioned upon (i) Executive’s compliance with the provisions, restrictions, and limitations of Section 5 of this Agreement, but not otherwise subject to offset or mitigation, (ii) the Executive’s signing and not revoking (following his date of termination), and the Company’s receipt of, a Release and Agreement releasing the Company, Related Companies, and their respective directors, officers, employees and agents (“Released Parties”) from any and all claims and liabilities, and promising, to the fullest extent allowed by law, never to sue any of the Released Parties (such Release and Agreement shall be in the form set forth in Appendix III), and (iii) the Company’s receipt of the Executive’s resignation from all offices, directorships, and fiduciary positions with the Company, its Related Companies, and their respective employee benefit plans.

7.  Section 409A of the Code. It is intended that the provisions of this Agreement comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with Section 409A of the Code. In particular, if necessary to avoid imposition of penalties and additional taxes under Section 409A of the Code (the “Section 409A Tax”), notwithstanding the timing of payment provided in any other Section of this Agreement, the timing of any amounts payable pursuant to this Agreement shall be subject to a six-month delay in a manner consistent with Section 409A(a)(2)(B)(i) of the Code. In the case of a series of payments, the first payment shall include the amounts the Executive would have been entitled to receive during the six-month waiting period. From and after the Effective Date and for the remainder of the Term, (a) the Company shall administer and operate this Agreement and any “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) (and any other arrangement that could reasonably be expected to constitute such a plan) in which the Executive participates and the Executive’s rights and benefits hereunder and thereunder in compliance with Section 409A of the Code and any rules, regulations or other guidance promulgated thereunder as in effect from time to time, (b) in the event that the Company determines that any provision of this Agreement or any such plan or arrangement does not comply with Section 409A of the Code or any such rules, regulations or guidance and that the Executive may become subject to a Section 409A Tax, the Company shall amend or modify such provision to avoid the application of such Section 409A Tax, and (c) in the event that, notwithstanding the foregoing, the Executive is subject to a Section 409A Tax with respect to any such provision, the Company shall indemnify and hold the Executive harmeless against all taxes (and any interest or penalties imposed with respect to such taxes) imposed as a result of the Company’s failure to comply with the preceding clause (a) of this Section 7. The provisions of Sections 10(c), (d) and (e) shall apply mutatis mutandis to any claim by the IRS that, if successful, would give rise to indemnification by the Company under this Section 7.

8.  Legal Fees. In the event that it shall be necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with enforcement of the Executive’s rights under this Agreement, the Company shall pay (or the Executive shall be entitled to recover from the Company, as the case may be) his reasonable attorneys’ fees and cost and expenses in connection with enforcement of his rights (including the enforcement of any arbitration award in court), (a) if the action relates to the Executive's employment with the Company or a Related Company during a period ending prior to a Change in Control, only if a final decision in connection with a material issue of the litigation (or arbitration) is issued in the Executive’s favor by an arbitrator or a court of competent jurisdiction, and (b) if the action relates to the Executive's employment with the Company or a Related Company during a period following a Change in Control or during a period that both precedes and follows a Change in Control, regardless of the final outcome, unless, in the case of this clause (b), the arbitrator or court shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust.

9.  Indemnification. The Executive shall be entitled to indemnification by the Company under the Indemnification Terms and Conditions described in Appendix IV to this Agreement.

10.  Excise Tax.

(a)  Excise Tax Adjustment Payment Calculation. If any element of compensation or benefit provided to the Executive under the terms of this Agreement or under any other plan, program, policy, or other arrangement, either alone or in combination with other elements of compensation and benefits paid or provided to such Executive, constitutes an “excess parachute payment,” as that term is defined in Section 280G of the Code and the regulations thereunder (“Potential Parachute Benefit”), and subjects such Executive to the excise tax pursuant to Section 4999 of the Code, and any interest and penalties thereon (collectively, the “Excise Tax”), then the Executive shall be entitled, subject to Section 10(f), to an additional lump-sum cash payment from the Company (the “Excise Tax Adjustment Payment”), subject to mandatory withholding, in an amount equal to the Excise Taxes (including the Excise Tax attributable to the Excise Tax Adjustment Payment related to the Potential Parachute Benefit) plus any Income Taxes and any interest and penalties thereon attributable to the Excise Tax Adjustment Payment. For purposes of calculating an Excise Tax Adjustment Payment to the Executive in any year, it shall be assumed that the Executive is subject to Income Taxes at the highest marginal Federal and applicable state and local income tax rates, respectively, for the year in which the Excise Tax Adjustment Payment is paid. Also, the Excise Tax Adjustment Payment to the Executive shall reflect the Federal tax benefits attributable to the deduction of applicable state and local income taxes, taking into account limitations applicable to individuals subject to Federal income tax at the highest marginal rate.

(b)  Independent Firm. All determinations required to be made under this Section 10, including whether and when an Excise Tax Adjustment Payment is required and the amount of such Excise Tax Adjustment Payment and the assumptions utilized in arriving at such determinations, shall be made by an independent accounting or consulting firm chosen by the Company (the “Firm”). The Firm shall provide detailed supporting calculations to the Company and to the Executive within thirty (30) business days after the receipt of notice from the Company or the Executive that there has been a Potential Parachute Benefit provided to which these Excise Tax provisions apply (or such earlier time as requested by the Company). Any Excise Tax Adjustment Payment shall be paid by the Company to the Executive within fifteen (15) business days after the Company’s receipt of the Firm’s determination.

(i.)  If it is established pursuant to a final determination of a court or an IRS proceeding, or in the opinion of independent counsel agreed upon by the Company and the Executive, that the Excise Tax payable by the Executive on the Potential Parachute Benefit is less than the amount initially taken into account under Section 10(a) for purposes of calculating the Excise Tax Adjustment Payment related to such Potential Parachute Benefit, the Firm shall recalculate the Excise Tax Adjustment Payment to reflect the actual Excise Tax. Within thirty (30) business days following the Executive’s receipt of notice of the results of such recalculation from the Firm and/or the Company, the Executive shall repay to the Company the excess of the initial Excise Tax Adjustment Payment over the recalculated Excise Tax Adjustment Payment.

(ii.)  If it is established pursuant to a final determination of a court or an IRS proceeding, or in the opinion of an independent counsel agreed upon by the Company and the Executive, that the Excise Tax payable by the Executive on the Benefit is more than the amount initially taken into account under Section 10(a) for purposes of calculating the Excise Tax Adjustment Payment related to such Potential Parachute Benefit, the Firm shall recalculate the Excise Tax Adjustment Payment to reflect the actual Excise Tax. Within thirty (30) business days following the Company’s receipt of notice of the results of such recalculation from the Firm, the Company shall pay to the Executive the excess of the recalculated Excise Tax Adjustment Payment over the initial Excise Tax Adjustment Payment.

(iii.)  All fees and expenses of the Firm and any independent counsel shall be borne solely by the Company.

(c)  Notice. The Executive shall notify the Company in writing of any written claim by the IRS that, if successful, would require the payment by the Company of an Excise Tax Adjustment Payment or the recalculation of an Excise Tax Adjustment Payment. The notification shall apprise the Company of the nature of such claim, including (i) a copy of the written claim from the IRS, (ii) the identification of the element of compensation and/or benefit that is the subject of such IRS claim, and (iii) the date on which such claim is requested to be paid. Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Executive actually receives notice in writing of such claim. The failure of the Executive to properly notify the Company of the IRS claim (or to provide any required information with respect thereto) shall not affect any rights granted to the Executive under this Section 10, except to the extent that the Company is materially prejudiced in the challenge to such claim as a direct result of such failure.

(d)  Payment. Within ten (10) business days following receipt of such written notification by the Executive of such IRS claim, the Company shall pay to the Executive an Excise Tax Adjustment Payment, or the excess of a recalculated Excise Tax Adjustment Payment over the initial Excise Tax Adjustment Payment, as applicable, related to the element of compensation and/or benefit which is the subject of the IRS claim. Within ten (10) business days following such payment to the Executive, the Executive shall provide to the Company written evidence that he or she has paid the claim to the IRS (the United States Treasury).

(e)  Contest. If the Company notifies the Executive in writing, within sixty (60) business days following receipt from the Executive of notification of the IRS claim, that it desires to contest such claim, the Executive shall:

(i.)  Give the Company any information reasonably requested by the Company relating to such claim;

(ii.)  Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

(iii.)  Cooperate with the Company in good faith in order to effectively contest such claim; and

(iv.)  Permit the Company to participate in any proceedings relating to such claim if the Company elects not to assume and control the defense of such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for any Excise Tax and Income Taxes (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10, the Company shall have the right, at its sole option, to assume the control of all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim, and may direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; and provided further, however, that (A) if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance and (B) any extension of the statute of limitations relating to payment of tax for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s rights to assume the control of the contest shall be limited to issues with respect to which an Excise Tax Adjustment Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority. To the extent that the contest of the IRS claim is successful, the Excise Tax Adjustment Payment related to the element of compensation and/or benefit that was the subject of the claim shall be recalculated in accordance with the provisions of Section 10(a).

(f) Limitation on Potential Parachute Benefit. Notwithstanding any other provision of this Section 10, if it shall be determined (by the reasonable computation of the Firm, which determination shall be certified by the Firm and set forth in a certificate delivered to Executive) that the aggregate amount of the Potential Parachute Benefits that, but for this Section 10(f), would be payable to Executive, does not exceed 110% of the greatest amount of Potential Parachute Benefits that could be paid to Executive without giving rise to any liability for Excise Taxes in connection therewith (such greatest amount, the “Floor Amount”), then:

(i) no Excise Tax Adjustment Benefit shall be made to Executive; and

(ii) the aggregate amount of Potential Parachute Benefits payable to Executive shall be reduced (but not below the Floor Amount) to the largest amount which would both (A) not cause any Excise Taxes to be payable by Executive, and (B) not cause any Potential Parachute Benefit to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision); provided, however, that in no event shall any such reduction (x) in any way affect any Potential Parachute Benefits that are provided to Executive in any form other than cash, or (y) reduce the aggregate amount of Potential Parachute Benefits that are payable in cash to an amount below the aggregate amount of Income Taxes payable by Executive in respect of all Potential Parachute Benefits received by him (whether in cash or otherwise).

11.  Wage Withholding and Reporting. All taxable payments, reimbursements, benefits, and other amounts payable or provided by the Company pursuant to this Agreement shall be subject to applicable wage withholding of Income Taxes and shall be reported on IRS Form W-2.

12.  Remedies. The Executive acknowledges that the Company would be irreparably injured by any violation of Section 5 and agrees that (A) the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 5, and (B) if a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum. If a final and non-appealable judicial determination is made that any of the provisions of Section 5 constitutes an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of such Section will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the greatest period and to the greatest extent that such court determines constitutes a reasonable restriction under the circumstances. Moreover, notwithstanding the fact that any provision of Section 5 is determined not to be specifically enforceable, the Company will nevertheless be entitled to recover monetary damages as a result of the Executive’s breach of such provision.

13.  Dispute Resolution. Except as otherwise provided by Section 12 (Remedies) above, any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by arbitration in the City of Chicago in accordance with the laws of the State of Illinois by one arbitrator. The arbitrator shall be appointed pursuant to Rule 11 of the American Arbitration Association’s Commercial Arbitration Rules, amended and effective September 15, 2005. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, Commercial Arbitration Rules. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

14.  Termination Provisions. This Agreement shall automatically terminate upon the Executive’s attainment of age 65, and may be terminated at any time by the Company upon six month’s advance written notice to the Executive; provided, however, that if a Change in Control occurs prior to the termination of this Agreement, this Agreement shall not terminate prior to the second anniversary of the date on which the Change in Control occurs.

15.  Other Benefit Plans. The Company reserves the right to discontinue or modify its compensation, incentive, benefit, and perquisite plans, programs, and practices at any time and from time to time. Moreover, the brief summaries contained herein are subject to the terms of such plans, programs, and practices. For purposes of any and all employee benefit plans, the definition of compensation is as stated in such plans. The severance benefits payable under Section 6 of this Agreement are in lieu of all other severance benefits which the Executive would otherwise be entitled to receive from the Company and any Related Company, except as may otherwise be provided in a written agreement specifically referencing this Section 15. The Executive acknowledges and agrees that the severance benefits to which the Executive may become entitled under this Agreement are in excess of those which the Executive would be entitled to under the Company’s otherwise applicable severance pay plans, and that the Company is agreeing to provide such severance benefits in consideration for the Executive’s agreement to the terms and conditions of Section 5 of this Agreement.

16.  Entire Agreement; Amendments. This Agreement represents the entire agreement between the Executive and the Company in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, executive, or representative of any party hereto, including, but not limited to, the Initial Agreement. Except as specifically provided in Section 7, no amendments or modifications to this Agreement may be made except in writing signed by the Company (as authorized by the Board) and the Executive.

17.  Survivorship. The respective rights and obligations of the parties hereunder shall survive the expiration of the Term and any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

18.  Notices. Any notice and all other communications provided for in this Agreement to be given to a party shall be in writing and shall be deemed to have been duly given when delivered in person or two (2) business days after being placed in the United States mails by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently furnish to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt:

If to the Company:
Brunswick Corporation
1 N. Field Court
Lake Forest, IL 60045
Attn: Vice President, General Counsel and Secretary

If to the Executive:
at the last address filed with the Company

19.  Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent, or activities which may be validly enforced.

20.  Headings. Headings to Sections hereof are for convenience of reference only and shall not be construed to alter or affect the meaning of any provision of this Agreement.

21.  Injunctive Relief. If there is a breach or threatened breach of the provisions of this Agreement, the non-breaching party shall be entitled to an injunction restraining the breaching party from such breach. Nothing herein shall be construed as prohibiting either party from pursuing any other remedies for a breach or threatened breach of this Agreement.

22.  No Assignment or Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect; provided, however, that nothing in this Section 22 shall preclude the assumption of such rights by executors, administrators, or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled thereto; and provided further, however, that the Company may not assign this Agreement except in connection with an assignment or disposition of all or substantially all of the assets or stock of the Company or the division, subsidiary, or business unit for which the Executive is providing services under this Agreement or by law as a result of a merger or consolidation.

23.  Successors, Assumption of Contract. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, except for purposes of Section 5(a), the term “Company” shall mean the Company as hereinbefore defined and any successor of the Company and any permitted assignee to which this Agreement is assigned.

24.  Work For Hire Acknowledgment; Assignment. The Executive acknowledges that all of the Executive’s work on and contributions to the Company’s products (the “Products”) including, without limitation, any and all patterns, designs, and other expressions in any tangible medium (collectively, the “Works”) are within the scope of the Executive’s employment and are a part of the services, duties, and responsibilities of the Executive. All of the Executive’s work on and contributions to the Works will be rendered and made by the Executive for, at the instigation of, and under the overall direction of, the Company, and all of the Executive’s said work and contributions, as well as the Works, are and at all times shall be regarded as “work made for hire” as that term is used in the United States copyright laws. Without curtailing or limiting this acknowledgment, the Executive hereby assigns, grants, and delivers exclusively to the Company, as to work on and contribution to the Products pursuant hereto, all rights, titles, and renewals. The Executive will execute and deliver to the Company, or its successors and assigns, such other and further assignments, instruments, and documents as it from time to time reasonably may request for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature whatsoever, including all copyrights, in and to the Works. The Executive hereby constitutes and appoints the Company as his agent and attorney-in-fact, with full power of substitution, to execute and deliver said assignments, instruments, or documents as the Executive may fail or refuse to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

25.  Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Illinois, without regard to its choice of laws provisions, for contracts made and to be performed wholly in such state; provided, however, the rights of the Executive to indemnification under Section 9 shall be governed by the laws of the State of Delaware.

26.  Termination of Initial Agreement. From and after the Effective Date, this Agreement shall supersede any other employment agreement, severance agreement, indemnification agreement and change of control agreement between the parties, including the Initial Agreement.

27.  Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

IN WITNESS THEREOF, the Executive has hereunto set his hand and the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed, all as of the Effective Date.

EXECUTIVE	BRUNSWICK CORPORATION

By:	By:
Dustan E. McCoy Chief Executive Officer

Appendix I
Definitions.

1.	“Annual Bonus” shall have the meaning set forth in Section 4(b) of this Agreement.

2.	“Brunswick” shall mean the Company.

3.	“Base Salary” shall have the meaning set forth in Section 4(a) of this Agreement.

4.	“Benefits” shall have the meaning set forth in Section 6(a)(iv) of the this Agreement.

5.	“Board” shall mean the Board of Directors of the Company.

6.	“BPP” shall have the meaning set forth in Section 4(b) of this Agreement.

7.
“Business Relocation Beyond a Reasonable Commuting Distance” shall mean that, as a result of either a relocation of the Company or a reassignment of the Executive, a change occurs in the Executive’s principal work location to a location that (i) is more than fifty (50) highway miles from the Executive’s principal work location immediately prior to the relocation, and (ii) increases the Executive’s commuting distance in highway mileage.

8.	“Cause” shall mean the Executive’s:

(a)	Conviction of a crime, including by a plea of guilty or nolo contendere, involving theft, fraud, perjury, or moral turpitude;

(b)	Intentional or grossly negligent disclosure of confidential or trade secret information of the Company or a Related Company to anyone not entitled to such information;

(c)	Willful omission or dereliction of any statutory or common law duty of loyalty to the Company or a Related Company;

(d)	A willful and material violation of the Company’s Code of Conduct or any other written Company policy; or

(e)
Repeated failure to carry out the material components of the Executive’s duties despite specific written notice to do so by the Chief Executive Officer, other than any such failure as a result of incapacity due to physical or mutual illness.

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9.	“Change In Control” shall mean the happening of any of the following events:

(a)
Any individual, entity, or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act) (an “Entity”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (A) the outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition by the Company or any subsidiary, (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by, or under common control with, the Company, (3) any acquisition by an underwriter temporarily holding such Outstanding Company Common Stock or Outstanding Company Voting Securities pursuant to an offering of such securities or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B), and (C) of paragraph (c) of this definition;

(b)
Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority thereof; provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least 50% of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board;

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(c)
Consummation of a transaction involving (i) a merger, reorganization or consolidation of the Company or any direct or indirect subsidiary of the Company, or (ii) a sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (each, a “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be (excluding any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Corporate Transaction as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of the Continuing Company, other than the Company or one of its subsidiaries), (B) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, or the Continuing Company will beneficially own, directly or indirectly, twenty-five percent (25%) or more of, respectively, the outstanding shares of common stock of the Continuing Company or the combined voting power of the outstanding voting securities of the Continuing Company entitled to vote generally in the election of directors, unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will, immediately after the consummation of the Corporate Transaction, constitute at least a majority of the members of the board of directors of the Continuing Company; or

(d)	The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

10.	“Chief Executive Officer” shall mean the chief executive officer of the Company.

11.	“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

12.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

13.	“Committee” shall mean the Human Resources and Compensation Committee of the Board.

14.	“Company” shall mean Brunswick Corporation, a Delaware corporation.

15.	“Competitive Activity” shall have the meaning set forth in Section 5(a)(i) of this Agreement.

16.	“Confidential Information” shall have the meaning set forth in Section 5(b)(iii) of this Agreement.

17.	“Effective Date” shall have the meaning set forth in the Preamble of the Agreement.

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18.	“Eligible Dependents” shall have the meaning set forth in Section 6(a)(iv) of this Agreement.

19.	“Equity Incentives” shall have the meaning set forth in Section 6(b)(iii) of this Agreement.

20.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

21.	“Excise Tax” shall have the meaning set forth in Section 10(a) of this Agreement.

22.	“Excise Tax Adjustment Payment” shall have the meaning set forth in Section 10(a) of this Agreement.

23.	“Executive” shall mean the individual identified in the Preamble to this Agreement.

24.	“Firm” shall have the meaning set forth in Section 10(b) of this Agreement.

25.	“Floor Amount” shall have the meaning set forth in Section 10(f) of this Agreement.

26.	“Good Reason” shall mean the occurrence of any of the following events without the Executive’s express written consent:

(a)
A material breach by the Company of any provision of this Agreement including, without limitation, the Company’s failure to pay any portion of Executive’s compensation when due or to include Executive in any bonus or incentive plan that applies to similarly situated senior executives of the Company;

(b)
The Company’s failure to provide, or continue to provide, Executive with either the perquisites or employee health and welfare benefits (including, without limitation, life insurance, medical, dental, vision, long-term disability and similar benefits), generally provided to similarly situated senior executives of the Company;

(c)	A Reduction in Authority or Responsibility of the Executive;

(d)	A Reduction in Compensation;

(e)	A Business Relocation Beyond a Reasonable Commuting Distance; and

(f)	Following a Change in Control, the Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to abide by terms of this Agreement.

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Whether a Reduction in Authority or Responsibility of the Executive has occurred shall be determined in accordance with the criteria set forth below in the definition of Reduction in Authority or Responsibility; provided, however, that (A) a change in the Executive’s reporting relationship to another executive who is within the same reporting level (as that term is used in the Company’s Delegation of Authority Policy or any successor policy); or (B) a reduction in the Executive’s business unit’s budget or a reduction in the Executive’s business unit’s head count or number of direct reports, by themselves, shall not constitute Good Reason.

27.
“Income Taxes” shall mean any tax on personal income (including any employment and payroll tax) that is levied by the federal government of the United States or any by any state or local government within the United States or any foreign government.

28.	“Incentive Plan” shall have the meaning set forth in Section 4(d) of this Agreement.

29.	“Initial Agreement” shall have the meaning set forth in the Recitals.

30.	“IRS” shall mean the Internal Revenue Service.

31.
“Long-Term Disability” shall mean the Executive’s mental or physical condition which would render the Executive eligible to receive disability benefits under the Company’s long-term disability plan then in effect.

32.	“Potential Parachute Benefit” shall have the meaning set forth in Section 10(a) of this Agreement.

33.	“Proceeding” shall have the meaning set forth in Section 5(c) of this Agreement.

34.	“Products” shall have the meaning set forth in Section 24 of this Agreement.

35.
“Reduction in Authority or Responsibility” shall mean, during the Term, (i) the assignment to the Executive, during the two-year period after a Change in Control, of any duties that are materially inconsistent in any respect with the Executive’s position (which may include status, offices, titles, and reporting requirements), authority, duties, or responsibilities as in effect immediately prior to such assignment, or (ii) prior to a Change in Control or after the second anniversary of a Change in Control, a material diminution in the Executive’s authority, duties, or responsibilities, excluding for this purpose (A) an isolated, insubstantial, and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive, or (B) any temporary Reduction in Authority or Responsibility while the Executive is absent from active service on any approved disability, or other approved leave of absence.

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It is intended by this definition that a Change in Control by itself, absent a Reduction in Authority or Responsibility as described above, will not constitute Good Reason.

36.
“Reduction in Compensation” shall mean (A) if within two (2) years following a Change in Control, (i) a reduction in the Executive’s “Total Annual Compensation” (defined as the sum of the Executive’s Base Salary, Target Annual Bonus and Target SIP Bonus) for any calendar or fiscal year, as applicable, to an amount that is less than the Executive’s Total Annual Compensation in effect immediately prior to such reduction (“Compensation Reduction”), (ii) the elimination of any Company incentive compensation plan in which Executive is a participant (including, without limitation, BPP, SIP and the Incentive Plan) without the adoption of a substantially comparable replacement plan (“Compensation Plan Elimination”), or (iii) the failure to provide the Executive with equity compensation opportunities or long-term cash incentive compensation opportunities that have a value that is substantially comparable to the value of the equity compensation opportunities provided to the Executive immediately prior to the Change in Control; or (B) if other than within two (2) years following a Change in Control, a Compensation Reduction, a Compensation Plan Elimination or a reduction in equity compensation opportunities that is not applicable to all similarly situated senior executives of the Company.

37.	“Related Company” shall mean any subsidiary or affiliate of the Company.

38.	“Release Effective Date” shall have the meaning set forth in Section 6(a) of this Agreement.

39.	“Released Parties” shall have the meaning set forth in Section 6(h) of this Agreement.

40.	“Section 409A Tax” shall have the meaning set forth in Section 7 of this Agreement.

41.	“SIP” shall have the meaning set forth in Section 4(c) of this Agreement.

42.	“SIP Bonus” shall have the meaning set forth in Section 4(c) of this Agreement.

43.	“Target Annual Bonus” shall have the meaning set forth in Section 4(b) of this Agreement.

44.	“Target SIP Bonus” shall have the meaning set forth in Section 4(c) of this Agreement.

45.	“Term” shall have the meaning set forth in Section 3 of this Agreement.

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46.	“Total Change in Control Payment” shall have the meaning set forth in Section 6(b)(i) of this Agreement.

47.	“Total Severance Payment” shall have the meaning set forth in Section 6(a)(i) of this Agreement.

48.	“Works” shall have the meaning set forth in Section 24 of this Agreement.

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Appendix II

Changes to Base Salary,
BPP Awards, SIP Awards,
And Equity Incentives Awards

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Appendix III

GENERAL RELEASE

1.
I, [NAME], for and in consideration of certain payments to be made and the benefits to be provided to me under the Terms and Conditions of Employment, dated _________________, (the “Agreement”) with Brunswick Corporation (the “Company”), and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its part, present and future subsidiaries and affiliates, their past, present and future officers, directors, shareholders, partners, distributees, owners, trustees, representatives, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of action, suits, debts, claims, charges, complaints, grievances, liabilities, obligations, promises, agreements, controversies, damages, demands, rights, costs, losses, debts and expenses of any nature whatsoever, in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with Brunswick Corporation, to the date of these presents arising from or relating in any way to my employment relationship, and the terms, conditions and benefits payments resulting therefrom, and the termination of my employment relationship with Brunswick Corporation, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local law, statute, rule, ordinance, regulation, or the common law, including, but not limited to, claims or rights arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended, the Americans With Disabilities Act, 42 U.S.C. ¶ 12101 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, any contracts between the Company and me and my common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this General Release shall not apply to (i) any entitlements under the terms of the Agreement; (ii) my right to be indemnified by the Company, pursuant to the bylaws of the Company, for any liability, cost or expense for which I would have been indemnified for actions taken on behalf of the Company during the term and within the scope of my employment by the Company; or (iii) any right I may have to challenge that I entered into this General Release knowingly and voluntarily.

2.
Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3.
I agree and covenant that neither I, nor any person, organization, or other entity acting on my behalf, has filed in any forum a charge, claim, suit, or cause of action against the Company or its subsidiaries or affiliates relating in any way to my employment relationship with the Company, or the termination thereof. I further agree and acknowledge that the separation pay and benefits the Company is providing to me pursuant to the Agreement shall be the sole relief provided to me for the claims that are released by me in this General Release and that I will not be entitled to recover and agree to waive any monetary benefits or recovery against the Company or its subsidiaries or affiliates in connection with any proceeding, claim, or charge without regard to who has brought such proceeding, claim, or charge.

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4.
I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on ______________, and the Company has no obligation, contractual or otherwise to me to hire, rehire or re-employ me in the future. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

5.
I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local law, statute, rule, ordinance, regulation or the common law, or of any duty owed by the Company and that the Agreement and this General Release are made voluntarily to provide an amicable resolution of my employment relationship with the Company and the termination of the Agreement.

6.
I hereby certify that I have read the terms of this General Release, that I have been advised by the Company to discuss it with my attorney, and that I understand its terms and effects. I acknowledge, further, that I am executing this General Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above-named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this General Release other than those contained herein.

7.
I hereby acknowledge that I have been informed that I have the right to consider this General Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this General Release for a period of seven days following execution by giving written notice to the Company at 1 N. Field Ct., Lake Forest, IL 60045-4811, Attention: Vice President, General Counsel and Secretary.

8.
I hereby acknowledge that the provisions of Sections __, __ and __ of the Agreement shall continue in full force and effect for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

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Intending to be legally bound hereby, I execute the foregoing General Release this ______ day of _________________, 20___.

_________________________________	_________________________________
Witness

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Appendix IV

INDEMNIFICATION TERMS AND CONDITIONS

Brunswick Corporation (the “Corporation”) shall indemnify Executive (hereinafter, “Indemnitee”) against expenses and costs incurred by Indemnitee in connection with any claims, suits or proceedings arising from his or her service to the Corporation, to the fullest extent that is lawful in accordance with the following terms and conditions:
1. Acts and Omissions Covered By This Agreement. The Corporation’s agreement to indemnify Indemnitee (“Agreement”) shall cover any act or omission by an Indemnitee which (i) occurs or is alleged to have occurred by reason of his or her being or having been an [officer/director], (ii) occurs or is alleged to have occurred before, during or after the time when the Indemnitee served as an [officer/director] and (iii) gives rise to, or is the direct or indirect subject of a claim in any threatened, pending or completed action, suit or proceeding at any time or times whether during or after his or her service as an [officer/director].
2. Indemnity.
(a)
The Corporation hereby agrees to indemnify, and keep indemnified in accordance with, and to the fullest extent permitted by the Corporation’s charter and that is lawful, and regardless of any by-law provision to the contrary, Indemnitee, from and against any expenses (including attorney’s fees), judgments, fines, taxes, penalties and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an [officer/director] of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise and whether or not such action is by or in the right of the Corporation or that other corporation, partnership, joint venture, trust or other enterprise with respect to which the Indemnitee serves or has served.

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(b)
Despite anything to the contrary in subsection (a), the Corporation agrees to indemnify Indemnitee in a suit or proceeding initiated by the Indemnitee only if the Indemnitee acted with the authorization of the Corporation in initiating that suit or proceeding. However, an arbitration proceeding brought under Section 8 shall not be subject to this subsection (b).

(c)
Except as set forth in Section 5 (Advancement of Expenses), the specific amounts that were actually and reasonably incurred shall be indemnified by the Corporation in the amount submitted by the Indemnitee unless the Board of Directors (the “Board”) determines that the request is unreasonable or unlawful. If the Board so determines and the Board and the Indemnitee cannot agree, any disagreement they have shall be resolved by a decision of the arbitrator in an arbitration proceeding pursuant to Section 8. For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

3. Burden of Proof. Indemnitee shall be presumed to be entitled to indemnification for any act or omission covered in Section 1 of this Agreement. The burden of proof of establishing that Indemnitee is not entitled to indemnification because of the failure to fulfill some requirement of Delaware law, the Corporation’s charter, by-laws, or this Agreement shall be on the Corporation.
4.  Notice by Indemnitee. Indemnitee shall notify the Corporation in writing of any matter with respect to which Indemnitee intends to seek indemnification hereunder as soon as reasonably practicable following the receipt by Indemnitee of written threat thereof; provided, however, that failure to so notify the Corporation shall not constitute a waiver by Indemnitee of his or her rights hereunder.
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5. Advancement of Expenses. In the event of any action, suit or proceeding against Indemnitee which may give rise to a right of indemnification from the Corporation pursuant to this Agreement, following written request to the Corporation by the Indemnitee, the Corporation shall advance to Indemnitee amounts to cover expenses incurred by Indemnitee in defending the action, suit or proceeding in advance of final disposition upon receipt of (i) an undertaking by or on behalf of the Indemnitee to repay the amount advanced in the event that it shall be ultimately determined in accordance with Section 3 of this Agreement that he or she is not entitled to indemnification by the Corporation, and (ii) satisfactory evidence as to the amount of such expenses. Indemnitee’s written certification together with a copy of the statement paid or to be paid by Indemnitee shall constitute satisfactory evidence unless determined to the contrary in an arbitration proceeding conducted pursuant to Section 8 of this Agreement.
6. Non-Exclusivity of Right of Indemnification. The indemnification rights granted to Indemnitee under this Agreement shall not be deemed exclusive of, or in limitation of, any rights to which Indemnitee may be entitled under Delaware law, the Corporation’s charter or By-laws, any other agreement, vote of stockholders or directors or otherwise.
7. Termination of Agreement and Survival of Right of Indemnification.
(a)	Subject to subparagraph (b) of this section, this Agreement shall terminate when the Indemnitee’s term of office as an [officer/director] ends.

(b)
The rights granted to Indemnitee hereunder shall continue after termination as provided in Section 1 and shall inure to the benefit of Indemnitee, his or her personal representative, heirs, executors, administrators and beneficiaries, and this Agreement shall be binding upon the Corporation, its successors and assigns.

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8. Arbitration of all Disputes Concerning Entitlement. Any controversy or claim arising out of or relating to this Agreement including, without limitation, the Indemnitee’s entitlement to indemnification under this Agreement, shall be settled by arbitration in the City of Chicago administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Interest on any judgment shall be assessed at a rate or rates the arbitrator considers just under the circumstances. If it is necessary or desirable for the Indemnitee to retain legal counsel or incur other costs and expenses in connection with enforcement of his or her rights under this Agreement, the Corporation shall pay his or her reasonable attorneys’ fees and costs and expenses in connection with enforcement of his or her rights (including the enforcement of any arbitration award in court), regardless of the final outcome, unless the arbitrator determines that under the circumstances recovery by the Indemnitee of all or a part of any such fees and costs and expenses would be unjust.
9. Governing Law. The Corporation’s obligations to indemnify Indemnitee under these terms and conditions shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to its choice of law provisions.
10. Severability. If any provision of this Agreement is determined to be invalid or unenforceable, this invalidity or unenforceability shall not affect the validity or enforceability of any other provisions of this Agreement, and this Agreement shall be interpreted as though the invalid or unenforceable provision was not part of this Agreement.

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